EXHIBIT 99.1

For More Information:
Investor contact: Ann Thornton 414-438-6887
Media contact: Kate Venne 414-358-5176

Brady Corporation Reports Fiscal 2025 Second Quarter Results and Raises the Low End of its Fiscal 2025 Adjusted Diluted EPS Guidance

•Sales for the quarter increased 10.6 percent. Organic sales increased 2.6 percent, acquisitions increased sales 10.2 percent and foreign currency translation decreased sales 2.2 percent.
•Diluted EPS decreased 7.8 percent to $0.83 in the second quarter of fiscal 2025 compared to $0.90 in the same quarter of the prior year. Adjusted Diluted EPS* increased 7.5 percent to $1.00 in the second quarter of fiscal 2025 compared to $0.93 in the same quarter of the prior year.
•Net cash provided by operating activities increased to $39.6 million in the second quarter of fiscal 2025 compared to $36.1 million in the second quarter of last year.
•The low end of Adjusted Diluted EPS* Guidance was raised for the full year ending July 31, 2025 from the previous range of $4.40 to $4.70 per share to the new range of $4.45 to $4.70 per share. GAAP earnings per diluted Class A Nonvoting Common share guidance for the year ending July 31, 2025 was updated to reflect facility closure and other reorganization costs to $3.99 to $4.24 per share.

MILWAUKEE (February 21, 2025) -- Brady Corporation (NYSE: BRC) (“Brady” or “Company”), a world leader in identification solutions, today reported its financial results for its fiscal 2025 second quarter ended January 31, 2025.

Quarter Ended January 31, 2025 Financial Results:
Sales for the quarter ended January 31, 2025 increased 10.6 percent, which consisted of organic sales growth of 2.6 percent, growth of 10.2 percent from acquisitions and a decline of 2.2 percent from foreign currency translation. Sales for the quarter ended January 31, 2025 were $356.7 million compared to $322.6 million in the same quarter last year. By region, sales increased 10.5 percent in the Americas & Asia and sales increased 10.7 percent in Europe & Australia, which consisted of organic sales growth of 4.3 percent in the Americas & Asia and an organic sales decline of 0.8 percent in Europe & Australia.
Income before income taxes decreased 6.8 percent to $52.0 million in the quarter ended January 31, 2025, compared to $55.8 million in the same quarter last year. Adjusted Income Before Income Taxes* in the quarter ended January 31, 2025, which was adjusted for amortization expense and facility closure and other reorganization costs of $10.3 million, was $62.4 million, an increase of 7.2 percent compared to the second quarter of last year. Adjusted Income Before Income Taxes* in the quarter ended January 31, 2024, which was adjusted for amortization expense of $2.4 million, was $58.2 million.
Net income for the quarter ended January 31, 2025 was $40.3 million compared to $43.6 million in the same quarter last year. Adjusted Net Income* in the quarter ended January 31, 2025 was $48.1 million compared to $45.4 million in the same quarter last year. Earnings per diluted Class A Nonvoting Common Share was $0.83 compared to $0.90 in the same quarter last year. Adjusted Diluted EPS* in the quarter ended January 31, 2025 was $1.00 compared to $0.93 in the same quarter last year.

Six-Month Period Ended January 31, 2025 Financial Results:
Sales for the six-month period ended January 31, 2025 increased 12.1 percent, which consisted of organic sales growth of 3.1 percent, growth of 10.0 percent from acquisitions, a decline of 0.5 percent from foreign currency translation and a decline of 0.5 percent from divestitures. Sales for the six months ended January 31, 2025 were $733.7 million compared to $654.6 million in the same period last year. By region, sales increased 10.6 percent in the Americas & Asia and sales increased 15.0 percent in Europe & Australia, which consisted of organic growth of 4.7 percent in the Americas & Asia and flat organic sales in Europe & Australia.
Income before income taxes decreased 3.8 percent to $110.8 million in the six-month period ended January 31, 2025, compared to $115.2 million in the same period last year. Adjusted Income Before Income Taxes* in the six-month period ended January 31, 2025, which was adjusted for amortization expense, facility closure and other reorganization costs and acquisition-related charges of $20.1 million, was $130.9 million, an increase of 9.2 percent compared to the same period last year. Adjusted Income Before Income Taxes* in the six-month period ended January 31, 2024, which was adjusted for amortization expense of $4.7 million, was $119.9 million.
Net income in the six-month period ended January 31, 2025 was $87.1 million compared to $90.9 million in the same period last year. Adjusted Net Income* in the six-month period ended January 31, 2025 was $102.3 million compared to $94.5 million in the same period last year. Earnings per diluted Class A Nonvoting Common Share was $1.81 compared to $1.86 in the same period last year. Adjusted Diluted EPS* in the six-month period ended January 31, 2025 was $2.12 compared to $1.94 in the same period last year.

Commentary:
“Our investments in research and development continue to drive the introduction of new products such as our i7500 high-speed printer, which was launched this quarter. It creates value for our customers by using our LabelSenseTM technology to enable rapid material changeover with zero waste,” said Brady’s President and Chief Executive Officer, Russell R. Shaller. “On a regional basis, the Americas and Asia region performed well with another quarter of strong organic sales growth and improvement in segment profit. Brady has a clear roadmap defined using our R&D to create innovative products while continuing to improve our operational efficiency.”
“We generated adjusted EPS of $1.00 this quarter, which represented 7.5 percent growth compared to the second quarter of last year,” said Brady’s Chief Financial Officer, Ann Thornton. “This performance was driven by organic sales growth and a continued focus on long-term operational efficiency opportunities. Our balance sheet is strong and our net cash position increased to $50.8 million this quarter, which provides us with the flexibility to fully fund our organic and inorganic opportunities, and return funds to our shareholders through dividends and share buybacks. We believe we are positioned to continue to deliver improved long-term financial results to our shareholders.”

Fiscal 2025 Guidance:
The Company raised the low end of its Adjusted Diluted EPS* guidance for the year ending July 31, 2025 from $4.40 to $4.70 per share to $4.45 to $4.70 per share. The Company’s GAAP earnings per diluted Class A

Nonvoting Common Share guidance for the year ending July 31, 2025 was updated for facility closure and other reorganization costs incurred to date to $3.99 to $4.24 per share, from $4.02 to $4.32 per share.
The assumptions included in fiscal 2025 guidance include a full-year income tax rate of approximately 21 percent, depreciation and amortization expense of approximately $40 million, and capital expenditures of approximately $35 million. Fiscal 2025 guidance is based upon foreign currency exchange rates as of January 31, 2025 and assumes economic growth.

A webcast regarding Brady’s fiscal 2025 second quarter financial results will be available at www.bradycorp.com/investors beginning at 9:30 a.m. central time today.

Brady Corporation is an international manufacturer and marketer of complete solutions that identify and protect people, products and places. Brady’s products help customers increase safety, security, productivity and performance and include high-performance labels, signs, safety devices, printing systems and software. Founded in 1914, the Company has a diverse customer base in electronics, telecommunications, manufacturing, electrical, construction, medical, aerospace and a variety of other industries. Brady is headquartered in Milwaukee, Wisconsin and as of July 31, 2024, employed approximately 5,700 people in its worldwide businesses. Brady’s fiscal 2024 sales were approximately $1.34 billion. Brady stock trades on the New York Stock Exchange under the symbol BRC. More information is available on the Internet at www.bradyid.com.

* Adjusted Income Before Income Taxes, Adjusted Net Income, and Adjusted Diluted EPS are non-GAAP measures. See appendix for more information on these measures, including reconciliations to the most directly comparable GAAP measures.

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In this news release, statements that are not reported financial results or other historic information are “forward-looking statements.” These forward-looking statements relate to, among other things, the Company's future financial position, business strategy, targets, projected sales, costs, earnings, capital expenditures, debt levels and cash flows, and plans and objectives of management for future operations.

The use of words such as “may,” “will,” “expect,” “intend,” “estimate,” “anticipate,” “believe,” “should,” “project,” “plan” or similar terminology are generally intended to identify forward-looking statements. These forward-looking statements by their nature address matters that are, to different degrees, uncertain and are subject to risks, assumptions, and other factors, some of which are beyond Brady’s control, that could cause actual results to differ materially from those expressed or implied by such forward-looking statements. For Brady, uncertainties arise from: increased cost of raw materials and labor as well as material shortages and supply chain disruptions; decreased demand for our products; our ability to compete effectively or to successfully execute our strategy; our ability to develop technologically advanced products that meet customer demands; Brady’s ability to identify, integrate and grow acquired companies, and to manage contingent liabilities from divested businesses; difficulties in protecting our websites, networks, and systems against security breaches; risks associated with the loss of key employees; extensive regulations by U.S. and non-U.S. governmental and self-regulatory entities; global climate change and environmental regulations; litigation, including product liability claims; foreign currency fluctuations; changes in tax legislation and tax rates; potential write-offs of goodwill and other intangible assets; differing interests of voting and non-voting shareholders and changes in the regulatory and business environment around dual-class voting structures; numerous other matters of national, regional and global scale, including major public health crises and government responses thereto and those of a political, economic, business, competitive, and regulatory nature contained from time to time in Brady’s U.S. Securities and Exchange Commission filings, including, but not limited to, those factors listed in the “Risk Factors” section within Item 1A of Part I of Brady’s Form 10-K for the year ended July 31, 2024.

These uncertainties may cause Brady's actual future results to be materially different than those expressed in its forward-looking statements. Brady does not undertake to update its forward-looking statements except as required by law.

BRADY CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(Unaudited; Dollars in thousands, except per share data)

	Three months ended January 31,		Six months ended January 31,
	2025	2024	2025	2024
Net sales	$356,675	$322,624	$733,740	$654,607
Cost of goods sold	180,832	160,541	368,208	320,805
Gross margin	175,843	162,083	365,532	333,802
Operating expenses:
Research and development	18,723	16,832	37,644	32,534
Selling, general and administrative	105,886	91,325	217,732	187,612
Total operating expenses	124,609	108,157	255,376	220,146

Operating income	51,234	53,926	110,156	113,656

Other income (expense):
Investment and other income	2,125	2,684	3,359	3,122
Interest expense	(1,312)	(790)	(2,668)	(1,556)

Income before income taxes	52,047	55,820	110,847	115,222

Income tax expense	11,713	12,192	23,730	24,353

Net income	$40,334	$43,628	$87,117	$90,869

Net income per Class A Nonvoting Common Share:
Basic	$0.84	$0.90	$1.82	$1.88
Diluted	$0.83	$0.90	$1.81	$1.86

Net income per Class B Voting Common Share:
Basic	$0.84	$0.90	$1.81	$1.86
Diluted	$0.83	$0.90	$1.79	$1.85

Weighted average common shares outstanding:
Basic	47,851	48,374	47,792	48,440
Diluted	48,306	48,725	48,261	48,768

BRADY CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Dollars in thousands)

	January 31, 2025	July 31, 2024
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$138,452	$250,118
Accounts receivable, net of allowance for credit losses of $9,227 and $6,749, respectively	201,973	185,486
Inventories	181,810	152,729
Prepaid expenses and other current assets	14,080	11,382
Total current assets	536,315	599,715
Property, plant and equipment—net	199,075	195,758
Goodwill	661,288	589,611
Other intangible assets	108,456	51,839
Deferred income taxes	16,587	15,596
Operating lease assets	42,135	38,504
Other assets	24,844	24,546
Total	$1,588,700	$1,515,569
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$90,968	$84,691
Accrued compensation and benefits	69,551	77,954
Taxes, other than income taxes	18,794	14,061
Accrued income taxes	4,416	7,424
Current operating lease liabilities	14,922	13,382
Other current liabilities	83,699	67,170
Total current liabilities	282,350	264,682
Long-term debt	87,687	90,935
Long-term operating lease liabilities	27,546	25,342
Other liabilities	70,649	67,952
Total liabilities	468,232	448,911
Stockholders’ equity:
Common stock:
Class A nonvoting common stock—Issued 51,261,487 shares, and outstanding 44,241,601 and 44,042,462 shares, respectively	513	513
Class B voting common stock—Issued and outstanding, 3,538,628 shares	35	35
Additional paid-in capital	356,531	353,654
Retained earnings	1,238,275	1,174,025
Treasury stock—7,019,886 and 7,219,025 shares, respectively, of Class A nonvoting common stock, at cost	(343,059)	(351,947)
Accumulated other comprehensive loss	(131,827)	(109,622)
Total stockholders’ equity	1,120,468	1,066,658
Total	$1,588,700	$1,515,569

BRADY CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited; Dollars in thousands)

	Six months ended January 31,
	2025	2024
Operating activities:
Net income	$87,117	$90,869
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	20,096	15,008
Stock-based compensation expense	7,993	5,263
Deferred income taxes	(3,076)	(3,640)
Other	231	947
Changes in operating assets and liabilities:
Accounts receivable	6,605	(5,030)
Inventories	(8,384)	10,078
Prepaid expenses and other assets	(2,571)	(1,187)
Accounts payable and accrued liabilities	(41,650)	(9,754)
Income taxes	(3,361)	(4,203)
Net cash provided by operating activities	63,000	98,351

Investing activities:
Purchases of property, plant and equipment	(14,423)	(60,832)
Acquisition of businesses, net of cash acquired	(137,348)	—
Other	53	—
Net cash used in investing activities	(151,718)	(60,832)

Financing activities:
Payment of dividends	(22,867)	(22,694)
Proceeds from exercise of stock options	5,712	5,366
Payments for employee taxes withheld from stock-based awards	(2,130)	(2,362)
Purchase of treasury stock	—	(21,797)
Proceeds from borrowing on credit agreement	159,373	69,145
Repayment of borrowing on credit agreement	(162,621)	(70,771)
Other	190	149
Net cash used in financing activities	(22,343)	(42,964)

Effect of exchange rate changes on cash and cash equivalents	(605)	(2,227)

Net decrease in cash and cash equivalents	(111,666)	(7,672)
Cash and cash equivalents, beginning of period	250,118	151,532

Cash and cash equivalents, end of period	$138,452	$143,860

BRADY CORPORATION AND SUBSIDIARIES
SEGMENT INFORMATION
(Unaudited; Dollars in thousands)

	Three months ended January 31,		Six months ended January 31,
	2025	2024	2025	2024
NET SALES
Americas & Asia	$233,846	$211,643	$479,274	$433,269
Europe & Australia	122,829	110,981	254,466	221,338
Total	$356,675	$322,624	$733,740	$654,607

SALES INFORMATION
Americas & Asia
Organic	4.3%	1.2%	4.7%	2.3%
Acquisitions	7.6%	—%	7.5%	—%
Currency	(1.4)%	0.1%	(0.8)%	—%
Divestiture	—%	(5.1)%	(0.8)%	(3.5)%
Total	10.5%	(3.8)%	10.6%	(1.2)%
Europe & Australia
Organic	(0.8)%	2.5%	—%	2.0%
Acquisitions	15.1%	—%	15.1%	—%
Currency	(3.6)%	2.0%	(0.1)%	3.3%
Total	10.7%	4.5%	15.0%	5.3%
Total Company
Organic	2.6%	1.6%	3.1%	2.2%
Acquisitions	10.2%	—%	10.0%	—%
Currency	(2.2)%	0.8%	(0.5)%	1.1%
Divestiture	—%	(3.5)%	(0.5)%	(2.4)%
Total	10.6%	(1.1)%	12.1%	0.9%

SEGMENT PROFIT
Americas & Asia	$45,986	$43,895	$100,886	$93,792
Europe & Australia	11,378	15,054	24,492	31,798
Total segment profit	$57,364	$58,949	$125,378	$125,590
SEGMENT PROFIT AS A PERCENT OF NET SALES
Americas & Asia	19.7%	20.7%	21.0%	21.6%
Europe & Australia	9.3%	13.6%	9.6%	14.4%
Total	16.1%	18.3%	17.1%	19.2%

	Three months ended January 31,		Six months ended January 31,
	2025	2024	2025	2024
Total segment profit	$57,364	$58,949	$125,378	$125,590
Unallocated amounts:
Administrative costs	(6,130)	(5,023)	(15,222)	(11,934)
Investment and other income	2,125	2,684	3,359	3,122
Interest expense	(1,312)	(790)	(2,668)	(1,556)
Income before income taxes	$52,047	$55,820	$110,847	$115,222

GAAP to NON-GAAP MEASURES
(Unaudited; Dollars in Thousands, Except Per Share Amounts)
In accordance with the U.S. Securities and Exchange Commission’s Regulation G, the following provides definitions of the non-GAAP measures used in the earnings release and the reconciliation to the most closely related GAAP measure.
Adjusted Income Before Income Taxes:
Brady is presenting the non-GAAP measure, "Adjusted Income Before Income Taxes." This is not a calculation based upon GAAP. The amounts included in this non-GAAP measure are derived from amounts included in the Consolidated Financial Statements and supporting footnote disclosures. We do not view these items to be part of our ongoing results. We believe this profit measure provides an important perspective of underlying business trends and results and provides a more comparable measure from year to year. The table below provides a reconciliation of the GAAP measure of Income before income taxes to the non-GAAP measure of Adjusted Income Before Income Taxes:

	Three months ended January 31,		Six months ended January 31,
	2025	2024	2025	2024
Income before income taxes (GAAP measure)	$52,047	$55,820	$110,847	$115,222
Amortization expense	4,671	2,364	9,384	4,719
Facility closure and other reorganization costs	5,654	—	5,654	—
Non-recurring acquisition-related costs and other expenses	—	—	5,059	—
Adjusted Income Before Income Taxes (non-GAAP measure)	$62,372	$58,184	$130,944	$119,941

Adjusted Income Tax Expense:
Brady is presenting the non-GAAP measure, "Adjusted Income Tax Expense." This is not a calculation based upon GAAP. The amounts included in this non-GAAP measure are derived from amounts included in the Consolidated Financial Statements and supporting footnote disclosures. We do not view these items to be part of our ongoing results. We believe this measure provides an important perspective of underlying business trends and results and provides a more comparable measure from year to year. The table below provides a reconciliation of the GAAP measure of Income tax expense to the non-GAAP measure of Adjusted Income Tax Expense:

	Three months ended January 31,		Six months ended January 31,
	2025	2024	2025	2024
Income tax expense (GAAP measure)	$11,713	$12,192	$23,730	$24,353
Amortization expense	1,125	548	2,258	1,094
Facility closure and other reorganization costs	1,413	—	1,413	—
Non-recurring acquisition-related costs and other expenses	—	—	1,265	—
Adjusted Income Tax Expense (non-GAAP measure)	$14,251	$12,740	$28,666	$25,447

Adjusted Net Income:
Brady is presenting the non-GAAP measure, "Adjusted Net Income." This is not a calculation based upon GAAP. The amounts included in this non-GAAP measure are derived from amounts included in the Consolidated Financial Statements and supporting footnote disclosures. We do not view these items to be part of our ongoing results. We believe this measure provides an important perspective of underlying business trends and results and provides a more comparable measure from year to year. The table below provides a reconciliation of the GAAP measure of Net income to the non-GAAP measure of Adjusted Net Income:

	Three months ended January 31,		Six months ended January 31,
	2025	2024	2025	2024
Net income (GAAP measure)	$40,334	$43,628	$87,117	$90,869
Amortization expense	3,546	1,816	7,126	3,625
Facility closure and other reorganization costs	4,241	—	4,241	—
Non-recurring acquisition-related costs and other expenses	—	—	3,794	—
Adjusted Net Income (non-GAAP measure)	$48,121	$45,444	$102,278	$94,494

Adjusted Diluted EPS:
Brady is presenting the non-GAAP measure, "Adjusted Diluted EPS." This is not a calculation based upon GAAP. The amounts included in this non-GAAP measure are derived from amounts included in the Consolidated Financial Statements. We do not view these items to be part of our ongoing results. We believe this measure provides an important perspective of underlying business trends and results and provides a more comparable measure from year to year. The table below provides a reconciliation of the GAAP measure of Net income per Class A Nonvoting Common Share to the non-GAAP measure of Adjusted Diluted EPS (Note that certain amounts will not foot due to rounding):

	Three months ended January 31,		Six months ended January 31,
	2025	2024	2025	2024
Net income per Class A Nonvoting Common Share (GAAP measure)	$0.83	$0.90	$1.81	$1.86
Amortization expense	0.07	0.04	0.15	0.07
Facility closure and other reorganization costs	0.09	—	0.09	—
Non-recurring acquisition-related costs and other expenses	—	—	0.08	—
Adjusted Diluted EPS (non-GAAP measure)	$1.00	$0.93	$2.12	$1.94

Adjusted Diluted EPS Guidance:

	Fiscal 2025 Expectations
	Low	High
Earnings per Class A Nonvoting Common Share (GAAP measure)	$3.99	$4.24
Amortization expense	0.29	0.29
Facility closure and other reorganization costs	0.09	0.09
Non-recurring acquisition-related costs and other expenses	0.08	0.08
Adjusted Diluted EPS (non-GAAP measure)	$4.45	$4.70